Exhibit 99.1

Media relations contact: Judy DeRango Wicks (678) 375-1595 jdwicks@checkfree.com	Investor relations contact: Tina Moore (678) 375-1278 tmoore@checkfree.com
FOR IMMEDIATE RELEASE
CheckFree Completes Carreker Acquisition
ATLANTA (April 2, 2007) — CheckFree Corporation (Nasdaq: CKFR) today announced it has completed its acquisition of Carreker Corporation. Under the terms of the agreement, CheckFree has acquired all of the outstanding shares of Carreker common stock at a price of $8.05 per share, for a total purchase price of approximately $206 million on a fully diluted basis.
Through this acquisition, CheckFree is now a single provider of consulting expertise and solutions for financial institutions across cash, check and ACH systems focused on helping banks create new products and reduce redundant processes across multiple payment channels. The combined organization will deliver a pragmatic approach to payments convergence that can yield significant value for financial institutions and their customers. This approach will leverage financial institutions’ core processing investments to create solutions that provide an enterprise view of payments and faster deployment of revenue-generating products.
“CheckFree has combined its comprehensive solutions for ACH processing, check conversion and payments reconciliation with Carreker’s experience in payments consulting, check payment technology, fraud management, and cash and logistics management to create a leader in payments technology,” said Pete Kight, CheckFree Chairman and Chief Executive Officer.
The transaction is expected to be modestly dilutive to CheckFree’s underlying earnings per share in the current fiscal year (ending June 30, 2007) and in fiscal 2008, and dilutive to GAAP earnings per share in each of 2007 and 2008. CheckFree will provide more information related to the acquisition during its fiscal 2007 third quarter earnings conference call scheduled for 5 p.m. EDT on April 24.
About CheckFree (www.checkfreecorp.com)
Founded in 1981, CheckFree Corporation (Nasdaq: CKFR) provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable thousands of financial services providers and billers to offer the convenience of receiving and paying household bills online, via phone or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to hundreds of financial services organizations, which manage about $1.7 trillion in assets. CheckFree Software develops, markets and supports payment processing solutions that are used by financial institutions to process more than two-thirds of the 14 billion Automated Clearing House transactions in the United States, and supports reconciliation, exception management, risk management, transaction process management, corporate actions processing, and compliance within thousands of organizations worldwide.
Use of Non-GAAP Financial Information
CheckFree supplements its reporting of total revenues, income (loss) from operations, net income (loss) and earnings (loss) per share information determined in accordance with GAAP by using “underlying revenue,” “underlying income (loss) from operations,” “underlying net income (loss)” and “underlying earnings (loss) per share.” Management believes that certain non-cash adjustments to revenues or expenses enhance its evaluation of CheckFree’s performance, and are not pertinent to day-to-day operational decision making in the business. Therefore, CheckFree excludes these items from GAAP revenue, income (loss) from operations, net income (loss) and earnings (loss) per share in calculating underlying revenue, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share.
Examples of such non-cash charges may include, but not be limited to, intangible asset amortization expense and in-process research and development costs associated with acquisitions, charges associated with the impairment of intangible assets, the impact of discontinued operations, charges resulting from warrants issued to third parties, and charges associated with reorganization activities, all offset by the cumulative tax impact of these charges. CheckFree excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of its operations, and its management uses underlying results to evaluate the impact of operational business decisions. CheckFree regularly reports underlying results to its Chairman and Chief Executive Officer and Chief Operating Officer, CheckFree’s chief operating decision makers, who use this information in allocating resources to the various business units. Additionally, as CheckFree rewards its management for their decisions that increase revenues and decrease controllable costs, CheckFree uses underlying revenues and underlying income (loss) from operations as factors in determining short-term incentive compensation for management, and uses underlying revenues, underlying net income (loss) and underlying earnings (loss) per share as factors in determining long-term incentive compensation for management.
Because CheckFree utilizes underlying financial results in the management of its business and to determine incentive compensation for management, CheckFree believes this supplemental information is useful to investors for their independent evaluation and understanding of the performance of CheckFree’s management and its core business performance. CheckFree’s underlying revenues, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share should be considered in addition to, and not as a substitute for, revenues, income (loss) from operations, net income (loss) or earnings (loss) per share or any other amount determined in accordance with GAAP. CheckFree’s measures of underlying revenues, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share reflect management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future and include statements regarding expectations for earnings per share for fiscal 2007 and thereafter (paragraphs 2, 3 and 4). Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 (filed September 8, 2006), Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (filed November 8, 2006) and Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 (filed February 8, 2007). One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this press release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.
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